Exhibit 99.5
Diodes Incorporated Enters into Settlement With
UBS AG to Provide Liquidity for Diodes’ Auction Rate
Securities
Settlement provides the Company approximately $50 million additional liquidity
Dallas, Texas — November 4, 2008 —— Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, today announced that it has entered into a settlement arrangement with UBS AG (“UBS”) to provide liquidity for the Company’s $320.7 million auction rate securities (“ARS”) portfolio.
Highlights of the ARS settlement arrangement:
•	Provides the Company the right to sell its $320.7 million of ARS to UBS at 100% par value beginning June 30, 2010 through July 2, 2012;

•	Provides the Company a “no net cost” loan for up to 75% of market value, replacing the Company’s existing $165 million UBS margin loan;

•	UBS will reimburse the Company approximately $800,000 for the difference between the cost-to-date of the Company’s existing UBS margin loan and the applicable interest received on the Company’s ARS portfolio;

•	The Company will release UBS from all claims except claims for consequential damages relating to the Company’s sales of ARS;

•	UBS has the right to sell the Company’s ARS at par without notice, provided UBS pays the proceeds of the sales to the Company within one day of the settlement of transaction.
Further details of the settlement with UBS are set out in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 4, 2008.
About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD), an S&P SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, serving the consumer electronics, computing, communications, industrial and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, amplifiers and comparators, Hall-effect sensors and temperature sensors, power management devices including LED drivers, DC-DC switching regulators, linear voltage regulators and voltage references along with special function devices including USB power switch, load switch, voltage supervisor and motor controllers. The Company’s corporate headquarters are located in Dallas, Texas. A sales, marketing, engineering and logistics office is located in Westlake Village, California. Design centers are located in Dallas; San Jose, California; Taipei, Taiwan; Manchester, England and Neuhaus, Germany. The Company’s wafer fabrication facilities are located in

Kansas City, Missouri and Manchester; with two manufacturing facilities located in Shanghai, China, another in Neuhaus, and a joint venture facility located in Chengdu, China. Additional engineering, sales, warehouse and logistics offices are located in Taipei; Hong Kong; Manchester and Munich, Germany, with support offices located throughout the world. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: UBS will provide the Company with all benefits in the ARS settlement arrangement, including, but not limited to, providing the Company the right to sell $320.7 million of ARS to UBS at 100% par value beginning June 30, 2010 through July 2, 2012, providing the Company a “no net cost” loan for up to 75% of market value, replacing the Company’s existing $165 million UBS margin loan, reimbursing the Company approximately $800,000 for the difference between the cost-to-date of the Company’s existing UBS margin loan and the applicable interest received on the Company’s ARS portfolio, the Company releasing UBS from all claims except claims for consequential damages relating to the Company’s sales of ARS, and the Company giving UBS the right to sell the Company’s ARS without notice and UBS paying the proceeds of the sales to the Company within one day of the settlement of transaction. Potential risks and uncertainties include, but are not limited to, such factors as the Company’s business strategy, the introduction and market reception to new product announcements, fluctuations in product demand and supply, current global economic weakness, recession and financial uncertainty, the exclusion of the operations of Zetex from the Company’s 2008 internal control over financial reporting, the process of integrating Zetex into the Company’s internal control over financial reporting, known and unknown risks associated with the Company’s Zetex acquisition, the continue introduction of new products, the Company’s ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, successful integration of acquired companies and/or assets, the Company’s ability to successfully make additional acquisitions, risks of domestic and foreign operations, the valuation of the Company’s define benefit plans, fluctuations in the United Kingdom’s equity markets and bond markets that increase the volatility in the asset value of the Company’s define benefit plans, uncertainties in the ARS market, Company’s limited liquidity from its ARS portfolio to fund the Company’s operations and acquisitions, potential losses in the Company’s ARS portfolio, UBS calling the Company’s outstanding margin loan, fluctuations in the foreign currency exchange rates, availability of tax credits, and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.
Recent news releases, annual reports, and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.
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Company Contact:	Investor Contact:
Diodes, Inc.	Shelton Group
Carl Wertz	Leanne K. Sievers
Chief Financial Officer	EVP, Investor Relations
P: 805-446-4800	P: (949) 224-3874
E: carl_wertz@diodes.com	E: lsievers@sheltongroup.com